Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-204884) of Frontline Ltd. of our report dated March 16, 2017, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

 /s/ PricewaterhouseCoopers AS

PricewaterhouseCoopers AS
Oslo, Norway
March 16, 2017